The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 25, 2018

Pricing Supplement dated January , 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Callable Fixed to Floating Rate Notes

Linked to the Spread Between the 10-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

due on or about February 2, 2023

Investment Description

Callable Fixed to Floating Rate Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”). For the first year of the term of the Notes, the Notes pay interest quarterly in arrears at the Fixed Interest Rate, which will be set on the Trade Date and will be between 5.00% and 5.25% per annum. After the first year, unless the Notes have been previously called, the Notes pay interest quarterly in arrears at a variable rate per annum equal to the Swap Rate Spread on the Interest Determination Date for the applicable Interest Period times a Multiplier of 10.00, subject to the Maximum Interest Rate of 10.00% per annum and the Minimum Interest Rate of 0.00% per annum. The “Swap Rate Spread” on any Interest Determination Date is the 10-Year U.S. Dollar ICE Swap Rate (the “10-Year Swap Rate”) minus the 2-Year U.S. Dollar ICE Swap Rate (the “2-Year Swap Rate”), determined as described below. For each quarterly Interest Period during the Floating-Rate Period, the Interest Determination Date is the date that is two U.S. Government Securities Business Days prior to the first day of that Interest Period. The 10-Year Swap Rate is one of the market-accepted indicators of longer-term interest rates, and the 2-Year Swap Rate is one of the market-accepted indicators of short-term interest rates. The Swap Rate Spread represents a general measure of longer-term interest rates relative to shorter-term interest rates. The Issuer may, at its election, call the Notes on any Interest Payment Date (quarterly, beginning on February 2, 2019) other than the final Interest Payment Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will pay the principal amount of your Notes plus accrued and unpaid interest, if any. The notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating-Rate Period. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑   Income: For the first year of the term of the Notes, the Notes pay interest quarterly in arrears at the Fixed Interest Rate. After the first year, unless the Notes have been previously called, the Notes pay interest quarterly in arrears at a variable rate per annum equal to the Swap Rate Spread times a Multiplier of 10.00, subject to the Maximum Interest Rate of 10.00% per annum and the Minimum Interest Rate of 0.00% per annum.

❑   Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Interest Payment Date (quarterly, beginning on February 2, 2019) other than the final Interest Payment Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus accrued and unpaid interest, if any, and no further amounts will be owed to you under the Notes. We are more likely to redeem the notes when it would otherwise be advantageous for you to continue to receive interest on the notes at the floating interest rate. See “Key Risks—Early Redemption Risk” herein.

❑   Repayment of Principal at Maturity: If the Notes are not called, you will receive at maturity a cash payment per Note equal to $1,000 plus accrued and unpaid interest. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	January 30, 2018
Settlement Date:	February 2, 2018
Interest Payment Dates[2]:	Quarterly on the 2nd day of each February, May, August and November, commencing May 2, 2018 and ending on the Maturity Date or the date of earlier call, if applicable
Maturity Date[2]:	February 2, 2023

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Interest Payment Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2] Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Callable Fixed to Floating Rate Notes linked to the Spread Between the 10-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate. The Fixed Interest Rate will be set on the Trade Date. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Fixed Interest Rate	Swap Rate Spread	Multiplier	Minimum Interest Rate	Maximum Interest Rate	CUSIP/ ISIN
5.00% to 5.25% per annum	10-Year Swap Rate minus 2-Year Swap Rate	10.00	0.00% per annum	10.00% per annum	06744CT76 / US06744CT763

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$10	$990
Total	$•	$•	$•

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $970.00 and $990.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refers to the Callable Market Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Fixed Interest Rate set forth in this pricing supplement. We determined the size of the range for the Fixed Interest Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦  You seek current income at the Fixed Interest Rate for the first year of the term of the notes and are willing and able to accept a floating rate of interest thereafter.

♦  You understand and accept that, during the Floating-Rate Period, interest payments will vary based on fluctuations in the Swap Rate Spread, and that the notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating-Rate Period.

♦  You would be willing to invest in the Notes if the Fixed Interest Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Fixed Interest Rate will be set on the Trade Date).

♦  You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You are familiar with the Swap Rates and the Swap Rate Spread and understand the factors that influence the Swap Rates, the Swap Rate Spread and interest rates generally, and you understand and are willing to accept the risks associated with the Swap Rates and the Swap Rate Spread.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

♦  You do not seek current income at the Fixed Interest Rate for the first year of the term of the notes or are unwilling and unable to accept a floating rate of interest thereafter.

♦   You are unable or unwilling to accept that, during the Floating-Rate Period, interest payments will vary based on fluctuations in the Swap Rate Spread, or that the notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating-Rate Period.

♦  You would be unwilling to invest in the Notes if the Fixed Interest Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Fixed Interest Rate will be set on the Trade Date).

♦  You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not familiar with the Swap Rates or the Swap Rate Spread, you do not understand the factors that influence the Swap Rates, the Swap Rate Spread or interest rates generally, or you do not understand or are not willing to accept the risks associated with the Swap Rates or the Swap Rate Spread.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Swap Rate Spread and the Swap Rates, please see the section titled “The Swap Rate Spread and the Swap Rates” below.

Indicative Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 5 years
Reference Asset:	On any Interest Determination Date, the 10-Year Swap Rate minus the 2-Year Swap Rate (the “Swap Rate Spread”), each as determined on that Interest Determination Date. The 10-Year Swap Rate and the 2-Year Swap Rate are each an “ICE Swap Rate” as defined in the accompanying prospectus supplement with a maturity of 10 years and 2 years, respectively. See “The Swap Rates” herein and “Reference Assets—Floating Interest Rate—ICE Swap Rate” in the accompanying prospectus supplement for information about the manner in which each Swap Rate will be determined. Each of the 10-Year Swap Rate and the 2-Year Swap Rate are sometimes referred to herein as a “Swap Rate” and together as the “Swap Rates.”
Issuer Call:	The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Interest Payment Date (quarterly, beginning on February 2, 2019) other than the final Interest Payment Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus accrued and unpaid interest, if any, and no further amounts will be owed to you under the Notes. We are more likely to redeem the Notes when it would otherwise be advantageous for you to continue to receive interest on the Notes at the floating interest rate. See “Key Risks—Early Redemption Risk” herein.
Payment at Maturity (per Note):

You will receive on the Maturity Date a cash payment per Note equal to $1,000 plus accrued and unpaid interest, if any.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Interest Payment Amount:

For each Interest Period, the Interest Payment Amount per Note for that Interest Period will based on the Interest Rate applicable to that Interest Period, and will be calculated as follows:

$1,000 × Interest Rate × (days in Interest Period/360)

where the number of days in the Interest Period will be based on a 30/360 Day Count Convention.

Interest Rate:

The Interest Rate per annum applicable to an Interest Period is as follows:

•     For each Interest Period commencing on or after the Settlement Date to but excluding February 2, 2019 (the “Fixed-Rate Period”): the Fixed Interest Rate.

•     For each Interest Period commencing on or after February 2, 2019 to but excluding the Maturity Date (the “Floating-Rate Period”): (i) the Swap Rate Spread on the Interest Determination Date for that Interest Period times (ii) the Multiplier, provided that the Interest Rate will not be less than the Minimum Interest Rate or greater than the Maximum Interest Rate.

During the Floating-Rate Period, interest payments will vary based on fluctuations in the Swap Rate Spread. The Notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating-Rate Period.

Fixed Interest Rate:	5.00% - 5.25% per annum. The actual Fixed Interest Rate will be set on the Trade Date.
Minimum Interest Rate:	0.00% per annum
Maximum Interest Rate:	10.00% per annum
Multiplier:	10.00
Interest Payment Dates[2]:	Quarterly on the 2nd day of each February, May, August and November, commencing May 2, 2018 and ending on the Maturity Date or the date of earlier call, if applicable
Interest Period:	The period from, and including, a scheduled Interest Payment Date (or the Settlement Date in the case of the first Interest Period), to, but excluding, the following scheduled Interest Payment Date
Interest Determination Date:	For each Interest Period during the Floating-Rate Period, the date that is two U.S. Government Securities Business Days prior to the first day of that Interest Period
U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities
Business Day Convention:	Following, Unadjusted; If a scheduled Interest Payment Date is not a business day, interest will be paid on the next business day, and interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date.
Day Count Convention:	30/360
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Interest Payment Dates and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. In addition, an Interest Payment Amount and/or the Maturity Date will be postponed if that day is not a business day as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

The notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating-Rate Period. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	The Notes may pay a below-market rate or no interest at all on one or more Interest Payment Dates during the Floating-Rate Period — Because the amount of interest payable on the Notes during the Floating-Rate Period will vary based on fluctuations in the Swap Rate Spread, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. During the Floating-Rate Period, the Notes may pay interest at a rate less than the other floating interest rates in the market and/or at a rate less than the fixed rate that we would pay on a conventional debt security of the same tenor or no interest at all for an extended period of time, or even throughout the entire Floating-Rate Period. If, on the related Interest Determination Date, the Swap Rate Spread is less than or equal to 0.00%, no interest will accrue for that Interest Period and the Notes will not pay any interest on the related Interest Payment Date. In addition, for any given Interest Period in the Floating-Rate Period, you may receive a lesser amount of interest than for one or more prior or subsequent Interest Periods.

♦	The amount of interest payable on the Notes during the Floating-Rate Period is capped — The Interest Rate on the Notes for each Interest Period during the Floating-Rate Period is capped at the Maximum Interest Rate of 10.00% per annum. Therefore, after taking into account the Multiplier of 10.00, you will not receive the benefit of any excess in the Swap Rate Spread (as determined on the relevant Interest Determination Date) over 1.00%. Furthermore, if the product of the Swap Rate Spread and the Multiplier is less than the Maximum Interest Rate for any quarterly Interest Period during the Floating-Rate Period, the per annum interest payable on the Notes for that year will be less than the Maximum Interest Rate.

♦	The Interest Rate during the Floating-Rate Period will be based on the Swap Rate Spread, which may narrow significantly during the term of the Notes, or may become negative — The Swap Rate Spread may narrow significantly during the term of the Notes, or may become negative, as a result of the factors described under “—The Swap Rate Spread will be affected by a number of factors and may be volatile” below. If the Swap Rate Spread narrows, interest payments on the Notes will be reduced and, if the Swap Rate Spread is zero or negative on any Interest Determination Date (meaning that the 10-Year Swap Rate is equal to or less than the 2-Year Swap Rate on such Interest Determination Date), the Interest Rate for the related Interest Period will be 0%. The Swap Rate Spread will narrow if (i) the 10-Year Swap Rate decreases or remains constant while the 2-Year Swap Rate increases or (ii) the 10-Year Swap Rate decreases while the 2-Year Swap Rate increases or remains constant. However, even if the Swap Rates move in the same direction (i.e., both Swap Rates are increasing or decreasing at the same time), the Swap Rate Spread will narrow if (i) the 2-Year Swap Rate increases by more than the 10-Year Swap Rate increases or (ii) the 10-Year Swap Rate decreases by more than the 2-Year Swap Rate decreases. Any of these scenarios increases the likelihood that the Swap Rate Spread will narrow as of an Interest Determination Date such that the Interest Rate for the related Interest Period is less than what would otherwise be payable on a conventional fixed-rate note of comparable maturity.

♦	Call and reinvestment risk — The term of your investment in the Notes may be limited to as short as approximately one year by the Issuer Call feature of the Notes. The Issuer may, in its sole discretion, call the Notes on any Interest Payment Date (quarterly, beginning on February 2, 2019) other than the final Interest Payment Date. It is more likely that the Issuer will call the Notes at its election if, at such time, the present value of the remaining interest payments payable on the Notes based on the Swap Rate Spread is greater than the present value of the interest payments payable on a conventional fixed-rate note of comparable maturity. On the other hand, it is less likely that the Issuer will call the Notes at its election if, at such time, the present value of the remaining interest payments payable on the Notes based on the Swap Rate Spread is less than the present value of the interest payments payable on a conventional fixed-rate note of comparable maturity. In other words, the Issuer is less likely to call the Notes at its election when the Notes are paying an above-market rate. If the Notes are called prior to maturity, no further interest payments will be made on the Notes and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the maturity date.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	The Swap Rate Spread will be affected by a number of factors and may be volatile — While historically in normal market conditions longer-term swap rates have typically been greater than shorter-term swap rates, swap rates do not always exhibit this relationship and, at times, longer-term swap rates may be less than shorter-term swap rates.

Although there is no single factor that determines the spread between swap rates of different maturities, swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the Swap Rate Spread would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates. In that event, the Interest Rate payable on the Notes at the conclusion of the Fixed-Rate Period or during the Floating-Rate Period may decline significantly, possibly to 0%.

Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions.

♦	The Swap Rate Spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors — For example, high demand for longer-dated U.S. treasury notes and bonds may cause the Swap Rate Spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the Swap Rate Spread include, but are not limited to:

♦	changes in, or perceptions about, the 10-Year Swap Rate and the 2-Year Swap Rate;

♦	the economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates;

♦	sentiment regarding the U.S. and global economies;

♦	policies of the Federal Reserve Board regarding interest rates;

♦	expectations regarding the level of price inflation;

♦	sentiment regarding credit quality in the U.S. and global credit markets; and

♦	performance of capital markets.

These and other factors may have a negative impact on the value of the Notes in the secondary market. As a result of these factors, the Swap Rate Spread may be volatile and may adversely affect your return on the Notes.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Swap Rate Spread and the merits of investing in the Notes.

♦	Potential Barclays Bank PLC impact on the Swap Rate Spread — Trading or transactions by Barclays Bank PLC or its affiliates in the Swap Rates, the Swap Rate Spread and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Swap Rates or Swap Rate Spread may adversely affect the Swap Rates or Swap Rate Spread and, therefore, the market value of the Notes.

♦	The historical Swap Rates and Swap Rate Spreads are not an indication of future Swap Rates or Swap Rate Spreads — In the past, the Swap Rates have experienced significant fluctuations, causing widening and narrowing in the Swap Rate Spread. Historical Swap Rates and Swap Rate Spreads are not necessarily indicative of future Swap Rates or Swap Rate Spreads. Any historical upward or downward trend in the Swap Rates is not an indication that the Swap Rates are more or less likely to increase or decrease at any time during the term of the Notes, and you should not take historical Swap Rates or Swap Rate Spreads as an indication of future Swap Rates or Swap Rate Spreads.

♦	The Swap Rates and the manner in which they are calculated may change in the future — There can be no assurance that the method by which the Swap Rates are calculated will continue in their current form. Any changes in the method of calculation could cause fluctuations in the Swap Rates, which may cause the Swap Rate Spread to narrow and thus have a negative impact on the interest payments on the Notes and on the value of the Notes in the secondary market.

♦	The Swap Rates may be calculated based on dealer quotations or by the Calculation Agent in good faith and in a commercially reasonable manner — If, on any Interest Determination Date, either Swap Rate cannot be determined by reference to Reuters page ICESWAP1 (or any successor page), then that Swap Rate on that Interest Determination Date will be determined on the basis of the mid-market, semi-annual Swap Rate quotations provided to the Calculation Agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that date. If fewer than three quotations are provided as requested, the affected Swap Rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. The Swap Rate determined in this manner and used in the determination of the Interest Rate for the applicable Interest Period may be different from the Swap Rate that would have been published on the applicable Reuters page and may be different from other published rates, or other estimated rates, of the affected Swap Rate.

♦	Each Swap Rate is based on a hypothetical interest rate swap referencing three-month USD LIBOR, and uncertainty about the future of LIBOR may adversely affect the Swap Rate Spread and the value of your Notes — Each Swap Rate represents the fixed rate of interest payable on a U.S. dollar interest rate swap whose floating leg is based on three-month USD LIBOR. On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of three-month USD LIBOR, and, therefore, on values of, and the method of calculating, the Swap Rates. Uncertainty as to the nature of alternative reference rates to LIBOR and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates, and therefore, the Swap Rates, during the term of the Notes, which may adversely affect the Swap Rate Spread and the value of the Notes.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the Swap Rate Spread on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Swap Rate Spread;

♦	correlation (or lack of correlation) of the 10-Year Swap Rate and the 2-Year Swap Rate;

♦	the time to maturity of the Notes;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Swap Rates. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Swap Rates, calculate the Swap Rate Spread and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, such as selecting dealer quotations or determining a Swap Rate when that Swap Rate is otherwise unavailable, as described under the risk factor titled “—The Swap Rates may be calculated based on dealer quotations or by the Calculation Agent in good faith and in a commercially reasonable manner” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Hypothetical Interest Rate Examples

Determining the Interest Rate and Interest Payment Amount

As described above, the Notes will pay interest, if any, on each Interest Payment Date (subject to an earlier call at the election of the Issuer) at a per annum Interest Rate calculated in accordance with the formula for determining the Interest Rate. The following illustrates the process by which the Interest Rate and Interest Payment Amount are determined for each Interest Period.

Step 1: Determine the Interest Rate for each Interest Period

For each Interest Period during the Fixed-Rate Period, the Interest Rate will be equal to the Fixed Interest Rate of 5.00% per annum.

For each Interest Period during the Floating-Rate Period, the Interest Rate will be equal to (i) the Swap Rate Spread on the Interest Determination Date for that Interest Period times (ii) the Multiplier, provided that the Interest Rate will not be less than the Minimum Interest Rate or greater than the Maximum Interest Rate.

Step 2: Calculate the Interest Payment Amount payable for each Interest Payment Date

For each Interest Period, the Interest Payment Amount per Note for that Interest Period will be calculated as follows:

$1,000 × Interest Rate × (days in Interest Period/360)

where the number of days in the Interest Period will be based on a 30/360 Day Count Convention, which means each month is deemed to have 30 days and the year is deemed to have 360 days.

Example Interest Rate and Interest Payment Amount Calculations During the Floating-Rate Period

The table and examples below illustrate how to determine the Interest Rate and the Interest Payment Amount payable on the Notes for an Interest Period during the Floating-Rate Period based on hypothetical Swap Rate Spreads. The hypothetical Swap Rate Spreads have been chosen for illustrative purposes only and may not represent actual likely Swap Rate Spreads on any Interest Determination Date. As illustrated below, if the Swap Rate Spread is less than or equal to 0.00%, the Interest Rate for the related Interest Period will be 0.00%. If, on the other hand, the Swap Rate Spread is greater than 1.00%, the Interest Rate for the related Interest Period (after taking into account that the Swap Rate Spread on the applicable Interest Determination Date will be multiplied by 10) will be limited to the Maximum Interest Rate of 10.00% per annum. You will not receive any interest in excess of the Maximum Interest Rate.

For historical Swap Rates and Swap Rate Spreads, please see the information set forth under the section titled “The Swap Rate Spread and the Swap Rates” below. The examples are for purposes of illustration only and may have been rounded for ease of analysis. The actual interest payments on the Notes during the Floating-Rate Period will depend on the actual Swap Rate Spread on each Interest Determination Date. The examples below do not take into account the tax consequences of an investment in the Notes.

Hypothetical Swap Rate Spread(1)	Hypothetical Interest Rate per Annum(2)	Hypothetical Quarterly Interest Payment Amount per Note(3)
-1.000%	0.00%	$0.00
-0.800%	0.00%	$0.00
-0.600%	0.00%	$0.00
-0.400%	0.00%	$0.00
-0.200%	0.00%	$0.00
0.000%	0.00%	$0.00
0.200%	2.00%	$5.00
0.400%	4.00%	$10.00
0.600%	6.00%	$15.00
0.800%	8.00%	$20.00
1.000%	10.00%	$25.00
1.200%	10.00%	$25.00
1.400%	10.00%	$25.00
1.600%	10.00%	$25.00
1.800%	10.00%	$25.00
2.000%	10.00%	$25.00
2.500%	10.00%	$25.00
3.000%	10.00%	$25.00
3.500%	10.00%	$25.00

[1]	Hypothetical Swap Rate Spread = (10-Year Swap Rate – 2-Year Swap Rate), where the 10-Year Swap Rate and the 2-Year Swap Rate are each determined on the Interest Determination Date for the applicable Interest Period
[2]	Hypothetical Interest Rate per annum for the Interest Period = Swap Rate Spread × Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate
[3]	Hypothetical quarterly Interest Payment Amount per Note = $1,000 × applicable hypothetical Interest Rate per annum × (90/360)

Example 1 — The Swap Rate Spread is 2.000% on an Interest Determination Date.

Because the Swap Rate Spread of 2.000% times the Multiplier of 10.00 would result in a per annum Interest Rate of 20.00%, which is greater than the Maximum Interest Rate of 10.00%, the per annum Interest Rate for the Interest Period is equal to the Maximum Interest Rate of 10.00%, and the Interest Payment Amount on the related Interest Payment Date would be equal to $25.00 per Note, calculated as follows:

$1,000 × Interest Rate × (days in Interest Period/360)

$1,000 × 10.00% × (90/360) = $25.00

Example 2 — The Swap Rate Spread is 0.400% on an Interest Determination Date.

In this case, the per annum Interest Rate for the applicable Interest Period would be 4.00% (equal to the Swap Rate Spread of 0.400% times the Multiplier of 10.00), and the Interest Payment Amount on the related Interest Payment Date would be equal to $10.00 per Note, calculated as follows:

$1,000 × Interest Rate × (days in Interest Period/360)

$1,000 × 4.00% × (90/360) = $10.00

Example 3 — The Swap Rate Spread is -0.400% on an Interest Determination Date.

Because the Swap Rate Spread of -0.400% times the Multiplier of 10.00 results in a per annum Interest Rate of -4.00%, which is less than the Minimum Interest Rate of 0.00% per annum, the per annum Interest Rate for that Interest Period would be 0.00% (the Minimum Interest Rate), and there would be no interest payment on the related Interest Payment Date.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under
“—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the Interest Payment Amounts on the Notes in that year according to the “projected payment schedule” determined by us. Any income recognized upon a sale or exchange of a Note (including early redemption or redemption at maturity) will be treated as interest income for U.S. federal income tax purposes.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the Settlement Date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-6428. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent Interest Payment Amounts, if any, that we will make on the Notes.

It is possible that the Internal Revenue Service (the “IRS”) could determine that the Notes are “variable rate debt instruments” for U.S. federal income tax purposes, which could have adverse U.S. federal income tax consequences for you. For example, if the Notes were properly treated as variable rate debt instruments, you would be required to include payments of stated interest in income when they are received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. You should consult your tax advisor regarding the U.S. federal income tax consequences to you if the Notes are properly treated as variable rate debt instruments.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest on the Notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

The Swap Rate Spread and the Swap Rates

The Swap Rate Spread

The Swap Rate Spread for any Interest Determination Date is the 10-Year Swap Rate minus the 2-Year Swap Rate, each as determined on that Interest Determination Date.

The Swap Rates

The 10-Year Swap Rate is, on any Interest Determination Date in the Floating-Rate Period, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that Interest Determination Date. The 10-Year Swap Rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Swap Rate is, on any Interest Determination Date in the Floating-Rate Period, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that Interest Determination Date. The 2-Year Swap Rate is one of the market-accepted indicators of short-term interest rates.

A U.S. dollar interest rate swap, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market.

See “Reference Assets—Floating Interest Rate—ICE Swap Rate” in the accompanying prospectus supplement for information regarding the procedures that will be applied by the Calculation Agent if either Swap Rate cannot be determined in the manner described above on any Interest Determination Date during the Floating-Rate Period.

Historical Information

The first graph below sets forth the historical performances of the 10-Year Swap Rate and the 2-Year Swap Rate from January 2, 2008 through January 18, 2018. On January 18, 2018, the 10-Year Swap Rate was 2.615% and the 2-Year Swap Rate was 2.257%. The second graph below sets forth the historical Swap Rate Spread (i.e., the difference between the 10-Year Swap Rate and the 2-Year Swap Rate) from January 2, 2008 through January 18, 2018. On January 18, 2018, the Swap Rate Spread was 0.322%.

We obtained the Swap Rates in this section from Bloomberg Professional® service, without independent verification. The Swap Rates on each Interest Determination Date will be the applicable Swap Rate as reported on Reuters page ICESWAP1. Historical performance of the Swap Rates and the Swap Rate Spread should not be taken as an indication of future performance. Future performance of the Swap Rates and the Swap Rate Spread may differ significantly from historical performance, and no assurance can be given as to the Swap Rates or the Swap Rate Spread during the term of the Notes, including on any Interest Determination Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.